Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-166315) pertaining to the VimpelCom 2010 Stock Option Plan and VimpelCom Ltd.’s Amended and Restated VimpelCom 2000 Stock Option Plan, and

(2)	Registration Statement (Form S-8 No. 333-180368) pertaining to the VimpelCom Ltd. Executive Investment Plan;

of our report dated April 30, 2012, with respect to the consolidated financial statements of OJSC “Vimpel-Communications” as of December 31, 2009 and for the year then ended included in this Annual Report (Form 20-F) of VimpelCom Ltd. for the year ended December 31, 2011.

/s/ERNST & YOUNG LLC

Moscow, Russia

April 30, 2012